Exhibit 99.2

Argentina Could Lead Global Returns in 5 Years, According to Explorador Capital

Andrew Cummins, founder of Explorador Capital, stated in an interview with Bloomberg Línea that the country’s bonds and stocks could stand out on a global scale

Argentina Could Lead Global Returns in 5 Years, According to Explorador Capital

By Francisco Aldaya

August 15, 2024 | 05:00 AM

Buenos Aires — Explorador Capital Management, an investment fund focused on Latin America since 1997, sees a promising future for Argentine assets under Javier Milei’s presidency. Founder Andrew Cummins, a veteran investor with deep roots in the region, says the reduction in the size of government could unlock the country’s human and economic potential. What’s more, if current economic policy changes continue and are successfully upheld, Argentina could become one of the best performing markets globally in the next five years.

His fund has a particular interest in Argentina, which accounts for a quarter of the US$300 million deployed across the region over the last decade. Explorador has invested in stocks and bonds as well as private opportunities, betting on a region it sees as key to future global growth. Its director’s connection to Latin America dates back to his days as a student in Chile.

“I believe that in the next 60 to 90 days, we will receive a signal based on the results of the tax amnesty, the outcomes of the conversations happening with the IMF, and the results related to the agricultural sector’s liquidation. As we get indications of success on these three fronts, I believe the removal of capital controls becomes inevitable. Therefore, even before they are lifted, we will increase our position in Argentina.”

Andrew Cummins, Explorador Capital

Cummins says that reducing public spending in Argentina will be crucial to continue attracting investments, while the “Bases” omnibus reform Law, the Incentive Regime for Large Investments (RIGI), and an eventual lifting of capital controls would facilitate a considerable inflow of capital from abroad.

The investor also expressed his support regarding of an initiative for investment projects that the government doesn’t approve or reject within 45 days to be deemed automatically approved, a component of the “Bases” law. This would be very important in speeding up approvals, which will encourage new investments, Cummins stated.

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Argentina is on the threshold of significant change, provided that the necessary political support is maintained, he added.

Despite short-term challenges, such as dollar-denominated debt obligations in 2025 and limited central bank liquidity, Explorador Capital remains optimistic.

Explorador is confident that if Argentina can secure dollar accumulation and reduce country risk, local assets could offer very attractive returns. Among the sectors with the greatest potential are energy, agriculture, and financial services.

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The following interview was edited for length and clarity.

¿Cuál ha sido tu experiencia invirtiendo en Argentina y de qué se trata Explorador Capital?

Explorador Capital is an investment management firm that focuses exclusively on Latin America. I founded the firm in 1997 and since then I have been investing full time and exclusively in South America and Mexico. We do this primarily in the equity markets, but from time to time we also invest in private companies or other special situations that are not in the listed markets. My connection to the region began when I was an exchange student in Chile for a year in high school, and after graduating from college and business school in the US, I worked for a firm in Washington D.C. called Ashmore EMM. At the time, it was just called Emerging Markets Management, founded by Antoine Van Actemael, who coined the term ‘Emerging Markets’ in 1983 to highlight the growing and emerging importance of developing countries. I brought together my interest in investment, entrepreneurship and Latin America to form Explorador. We have an office in Buenos Aires and I travel regularly between the US and Latin America.

Many of the emerging markets desks at the big US banks were developed by Argentines in the early 1990s. I assume you remember some of them.

Yes, we have dealt with them at Morgan Stanley, J.P. Morgan, Deutsche Bank, Santander, with the research and investment teams and with the trading desks of many of those firms over the last two and a half decades.

What does the success of these Argentines in global markets tell you, while Argentina itself has slowly degraded?

I think it speaks to the crowding out effect of the private sector and its development when you have a government that is too big. My original interest in Latin America came from seeing the significant poverty and wondering why some countries prosper and others do not. And one of the observations is that no low-income country with a lot of poverty has become a high-income country without government spending below 30% of GDP. And when you look at some of the relatively successful cases in Latin America, particularly in the Andean region, led by Chile, government spending is 22-30% of GDP. In Argentina, to come back to your question, we saw that government spending went up to around 45%. And I think we are in the midst of a painful process of transition to reduce the size of government spending to a level that is appropriate for those of us who want to see Argentina’s human potential unlocked.

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Part of your focus is on Argentina.

A very significant part.

What do you see here in 2024. What has changed, and how lasting can those changes be?

Nobody has a crystal ball. I am very optimistic about the prospects for Argentina, because the size of government is being reduced. And with that, we will see the unlocking of human potential. When things are going well in a country, pundits like to attribute it to a supposed cultural superiority. And the reverse is also true, when things are not going well, critics like to blame it on some cultural weakness. I believe neither is true. Human beings, when they have a government of the right size, with a balanced budget, low inflation, free trade, and proper regulations, can prosper. And they attract investment. And people organise themselves into businesses to figure out how to meet the needs of other people in the economy. The beginnings, or the foundations of that process, are being put in place in Argentina. I say we don’t have a crystal ball because we have to see in a democratic environment whether the support for this process will be sustained. I am optimistic that it can be sustained, but it is a challenging change to implement. There are two approaches, gradualism or shock therapy, that any country faces when it wants to implement significant change. And there are powerful arguments for both approaches, and it depends on the circumstances. I think when you have the mandate and the tools, shock therapy is the ideal approach, because you don’t know when they’re going to take away your support, so you need to get things done while you can. There’s a saying in US politics that political capital, if it’s not spent, evaporates. And so when you’re given political capital, you need to spend it the right way, quickly. I think that’s something that’s happening in Argentina. So I’m very hopeful about the outcome, mainly for the Argentine people.

You mentioned several of the points that Donald Trump and Elon Musk touched on in their conversation on Monday. How relevant is this international attention for Argentina today?

It can definitely move the needle and attract interest in the changes that are happening in Argentina, because part of being an investor and part of starting a business is taking advantage of opportunities that other people are not seeing, and taking advantage of them in advance. Some investors can move faster and others take longer. The more short-term investors are on the traders’ desks, then you have those in the mid-term equity market, and then those who invest in private companies, where, because it’s harder to exit the investment because it’s unlisted, you need to be more cautious and do more work to make sure that the changes you see are sustainable. But I definitely think that in a world where governments are expanding. The idea that the voters of Argentina voted to make the kinds of changes that this administration is implementing is definitely attracting a lot of interest and promises a lot. As we have been saying, it needs to be sustained and there is a clear framework that needs to be implemented.

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Argentina’s country risk dropped as low as 1,000 basis points, but is now close to 1,600. The main problem that’s been pointed out is a concern about Argentina’s ability to pay its debt in 2025. The government has been talking about repo agreements to guarantee those payments. What’s your take on that situation?

Argentina has short-term debt obligations, and even if you are taking the right steps towards medium and long-term prosperity, you still have to meet short-term commitments. The Central Bank’s net reserves are down to -4 to -5 billion dollars. So the question is, will those payments be made next year or will they need to be rescheduled? For that you need hard currency. My expectation is that hard currency can come from three sources: farm export liquidation, the blanqueo and a possible renegotiation of the IMF agreement, possibly releasing between US$6-9 billion. If the dollars arrive, the expectation will be that Argentina will meet its obligations. It will become a self-fulfilling prophecy that the country risk premium will fall. And that would give it the opportunity to roll over its debt by issuing new debt. Argentina needs to bring its sovereign credit spread over US Treasuries below 1,000 points. Actually, under Milei it only touched the 1,150 range, not 1,000. He needs to bring it down to the 600-800 range to issue new debt over a longer period of time. That would give the country time for the effects of deregulation and the stabilisation of a balanced budget to take effect and foment investment and economic growth.

What has Explorador done in this scenario? Have you increased your position over the last year, or are you taking a wait and see approach?

We increased our position last year, under the assumption that asset prices were very asymmetric in terms of their expected return, which meant that markets had completely lost confidence. The sovereign credit spread we have been talking about reached 2,600 basis points. Prices reflected that outcome and the expectation that Argentina’s voters would choose change, one way or another, through one candidate or another, was quite high. So we saw an upside opportunity in asset prices. When we look at what are the drivers of returns measured in dollars, it is improvements in the discount rate for assets, devaluation or appreciation of real exchange rates and earnings growth. Over the past year, we have benefited from the appreciation in real terms of the currency in the floating exchange rate known as the CCL, or parallel financial market. We have also seen the country risk premium come down from 2,600 basis points to current levels of around 1,500. And then, we have seen the odds of corporate earnings growth over the next 10 to 15 years increase with the expectation that Argentines will vote for more responsible macroeconomic policies. That will create a better framework for companies to generate earnings and those assets should increase in value.

And in which assets specifically do you still see significant upside potential over the next year or two?

Assuming that dollars enter the BCRA and the government from the sources I mentioned, then conditions will be created to remove capital controls, which will stimulate more fixed investment both domestically and from abroad. That will lead to economic growth and a rise in living standards. That scenario, which is not guaranteed, we believe is likely, with the government taking the right steps and going in the right direction. The energy, agriculture, consumer, construction and financial services sectors will benefit. The transition in the execution of public works projects, plus this year’s painful recession, has meant that companies such as cement producer Loma Negra have lagged behind, while financial services companies, such as banks, have performed very well over the past year. That said, banks and financial services companies, although they have performed well, offer very significant growth potential in a win-win scenario for Argentina, because they are leveraged 8 to 1 and over time they can be leveraged 10 to 1, 12 to 1. Their ability to grow without diluting shareholders as much as an industrial company is quite high. Banks should be one of the main beneficiaries. When you look at credit penetration in Argentina, it’s a single digit percentage of GDP, whereas in neighbouring countries including Brazil, it’s closer to 50-80% of GDP.

What about companies in the energy sector and do you see more room for growth for companies like Pampa, Vista and YPF?

Definitely. In percentage terms, they might struggle to keep up with the banks if Argentina’s macroeconomic outlook is very, very successful. But the growth potential in terms of output and income is very, very high. Argentina is moving from being a net importer of energy, facing shortages at times, to becoming a very significant supplier of energy to its regional neighbours and the world. And the returns there will be very attractive. And arguably, on a risk-adjusted basis, they could be even more attractive than banks, because leverage in banks can play both ways. Whereas it is quite likely that, under a broader range of political and economic scenarios for Argentina, energy producers will do quite well.

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What would be the main driver or trigger for you to increase this position? The removal of capital and foreign exchange controls?

The removal of capital controls is something that, as investors, we need to see the signs that the conditions are being created for that to happen. I think it is happening. And I think in the next 60 to 90 days, we’re going to get that signal depending on the results of the tax amnesty to repatriate capital, the results of the talks that are happening with the IMF and the results in relation to the winding down of the agricultural sector. As we get indications of success on those three fronts, I think the removal of capital controls becomes a foregone conclusion. And therefore, even before they are removed, we will increase our position in Argentina.

There are left-wing governments in the other three main Latin American economies: Colombia, Brazil, Mexico. What does this mean for Argentina in terms of attracting investors’ attention?

I guess my answer would be that it is not an either/or question. If Argentina does the job it needs to do and is able to sustain the transition period, it will attract the capital needed to grow and improve living standards for all Argentines and provide attractive returns for investors. It is not in contrast to Brazil or Mexico, although obviously the right policies and the right policy framework are going to stand out more, but there is room for Brazil and Mexico to be strong and do the right things for growth as well as Argentina, even if that is not the case today, where they are moving in one direction and Argentina in another.

What is your view on the current international market environment? Are interest rate cuts on the horizon for the Federal Reserve, but a lot of fear of a recession next year in the US?

Mohamed El-Erian, a leading economist who worked at the IMF, is now at Oxford University and chairman of the Gramercy fund, said he expects about a 35% chance of a US recession. I think that translates into there being more likelihood of a soft landing rather than a hard landing in the United States. And I think the Fed is vigilant. We are going to see interest rates start to come down and which way and how fast they come down will depend on the data. But we are entering an environment where emerging markets are going to be more attractive than they have been in the last five to ten years, in absolute terms and relative to the US. While AI and other technological innovations have been a big driver for the S&P500, and we’ve seen tremendous concentration of the performance of the top seven stocks in the S&P500, I think as that subsides, people are going to look for better performance in emerging, but really on a selective, country-by-country basis, picking and choosing who does their homework. When you look at the expected returns for an investor measured in dollars anywhere in the world, there are really only three drivers and the rest is noise and news. The first is, can that asset generate more cash flow? The second is, how are we going to discount that cash flow? And the third is, how do we translate that discounted cash flow back into US dollars, adjusted for inflation? Argentina has some of the highest discount rates in the world, and rightly so, given its recent past. But there is a clear policy path forward that would reduce that discount rate. Discount rates are probably one of the biggest drivers of asset prices. So I think Argentina has a strong chance of being one of the best performers globally over the next five years, if Milei can maintain political support and implement his program.

Is there anything we haven’t covered that you would like to mention?

Yes, the current administration deserves credit for trying to change circumstances, economic conditions within a democracy, when many of the reforms that have been successfully carried out in other countries have been done under authoritarian regimes. So the people of Argentina deserve some credit for choosing to support these changes, which are not easy and are painful. Like going to the gym, it pays off over time. And so I have my fingers crossed for the success of the changes that are happening.